                                                                   EXHIBIT 10.19

                                PROMISSORY NOTE

$37,000,000.00                                         Dated: September 30, 1998

     FOR VALUE RECEIVED, the undersigned, LAKEHEAD PIPE LINE COMPANY, LIMITED PARTNERSHIP, a Delaware limited partnership (the "Borrower"), HEREBY PROMISES TO PAY to the order of LAKEHEAD PIPE LINE COMPANY, INC., a Delaware corporation (the "Lender") at its offices in Duluth, Minnesota or as otherwise directed, in lawful money of the United States of America and in immediately available funds, the principal sum of THIRTY SEVEN MILLION AND NO/100 DOLLARS ($37,000,000.00), together with interest on the outstanding principal balance from day to day remaining unpaid as herein specified in monthly installments as follows:

          (a) On October 1, 1998, and continuing monthly and regularly thereafter on the first day of each and every month until September 1, 2013, interest only at the Loan Interest Rate on the outstanding principal, with the interest rate being adjusted on each Interest Rate Adjustment Date, shall be due and payable; and

          (b) A final installment in the amount of all outstanding principal, plus accrued and unpaid interest, shall be due and payable on the Maturity Date.

                                    INTEREST

     Each change in the rate of interest charged hereunder shall become effective, without notice to Borrower, on each Interest Rate Adjustment Date. Without limiting the foregoing, Lender shall use its best efforts to notify Borrower of any change in the interest rate hereunder, and until Borrower is notified by Lender of such change, Borrower may continue to make payments hereunder at the prior interest rate; provided, however, nothing contained herein shall be construed as limiting Lender's right to collect interest at the rates described in this Note and Borrower will promptly pay any shortfall occasioned by Borrower's underpayment of interest on demand. In the event of overpayment, Lender will apply the overpayment against the next accruing payment of interest.

     It is the intention of the parties hereto that the Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to the Lender under laws applicable to it (including the laws of the United States of America or any other jurisdiction whose laws may be mandatorily applicable to the Lender notwithstanding the other provisions of this Note) then, in that event, notwithstanding anything to the contrary herein, it is agreed as follows:

          (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by the Lender shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically, and if theretofore paid, shall be credited by the Lender on the principal amount outstanding hereunder (or, to the extent that the principal amount outstanding hereunder shall have been or would thereby be paid in full, refunded by Lender to Borrower); and

          (b) in the event that the Maturity Date is accelerated by reason of any Event of Default, or in the event of any prepayment, then such consideration that constitutes interest under applicable law may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for herein shall be canceled automatically by the Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lender on the principal amount outstanding hereunder (or, to the extent that the principal amount shall have been or would thereby be paid in full, refunded by Lender to the Borrower).

     All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term hereof until payment in full so that the rate or amount of interest on account of the principal outstanding hereunder does not exceed the maximum amount and rate of interest allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to the Lender on any date shall be computed at the Highest Lawful Rate, and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Lender would be less than the amount of interest payable to the Lender computed at the Highest Lawful Rate, then the amount of interest payable to the Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate until the total amount of interest payable hereunder shall equal the total amount of interest which would have been payable if the total amount of interest had been computed without giving effect to this paragraph.

                                  DEFINITIONS

     As used in this Note, the following terms shall have the respective meanings indicated below:

     "Acquired Assets" shall mean, at any date of determination, any assets other than Newly Constructed Assets acquired by the Borrower or any of its Subsidiaries from any Person at any time during the four consecutive calendar quarter period used to determine Consolidated Cash Flow as at such date of determination.

     "Applicable Margin" means the following percentages for the specified levels, which shall be determined on each Quarterly Reporting Date for the following calendar quarter:

                                 PRICING CHART

                           LEVELS                               APPLICABLE MARGIN
                           ------                               -----------------
I...........................................................           .50%
II..........................................................          .625%
III.........................................................         .8125%
IV..........................................................          1.25%
V...........................................................          2.50%

     For purposes of the foregoing Pricing Chart, the applicable levels shall be determined as set forth below. The Cash Flow/Interest Coverage Pricing Ratio will be determined by the stated ratio on each Quarterly Certificate. In the event that Borrower does not deliver a Quarterly Certificate on any Quarterly Reporting Date, Level V shall apply during the following quarter until such Quarterly Certificate is delivered.

          Level I shall be applicable, as at any date of determination, if the Cash Flow/Interest Coverage Pricing Ratio as at such date shall be equal to or greater than 3.75;

          Level II shall be applicable, as at any date of determination, if the Cash Flow/Interest Coverage Pricing Ratio as at such date shall be equal to or greater than 3.00 but less than 3.75;

          Level III shall be applicable, as at any date of determination, if the Cash Flow/Interest Coverage Pricing Ratio as at such date shall be equal to or greater than 2.50 but less than 3.00;

          Level IV shall be applicable, as at any date of determination, if the Cash Flow/Interest Coverage Pricing Ratio as at such date shall be equal to or greater than 2.25 but less than 2.50; and

          Level V shall be applicable, as at any date of determination, if the Cash Flow/Interest Coverage Pricing Ratio as at such date shall be less than 2.25.

     "Business Day" shall mean any day excluding Saturday, Sunday, and any other day on which banks are required or authorized to close in New York City, New York or Chicago, Illinois and, if the applicable day relates to LIBOR Rate Loans, on which trading is carried on by and between banks in Dollar deposits in the interbank eurodollar market.

     "Capital Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person (as lessee or guarantor or other surety) which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

     "Cash Flow/Interest Coverage Pricing Ratio" means, as of the end of each calendar quarter, the quotient obtained by dividing (A) the sum of (a) EBITDA plus (b) to the extent not included in EBITDA, EBITDA with respect to Acquired Assets, excluding, however, (c) any nonrecurring amounts (including, without limitation, amounts paid to shippers (or accrued) pursuant to decisions of regulatory bodies or negotiated settlement agreements) to the extent included in the foregoing clauses (a) and (b), less (d) the amount of investment income generated by such Person and its Subsidiaries on a consolidated basis from the investment of cash and cash equivalents, in each case for the period of four consecutive calendar quarters ending on such calendar quarter ending date by (B) the sum of (x) the Consolidated Gross Interest Expense less (y) the amount of investment income generated by such Person and its Subsidiaries on a consolidated basis from the investment of cash and cash equivalents for the same four consecutive calendar quarter period.

     "Consolidated Cash Flow" shall mean, at any date of determination, (a) all cash receipts of the Borrower and its Subsidiaries from operations (except in respect of Acquired Assets or Newly Constructed Assets which are treated below in this definition) during the period of four consecutive calendar quarters most recently ended prior to such date of determination, but excluding (A) cash proceeds from Interim Capital Transactions and (B) net cash receipts from operations in respect of assets sold pursuant to Section 8.07(c), less (b) the amount of investment income received by such Person and its Subsidiaries on a consolidated basis during such period from the investment of cash and cash equivalents, less (c) the sum of:

          (i) all cash operating expenditures of the Borrower and its Subsidiaries during such period (including, without limitation, cash operating expenditures of Subsidiaries prior to the acquisition thereof by the Borrower and taxes paid by the Borrower as an entity and by its Subsidiaries during such period),

          (ii) an amount equal to the actual reserves, if any, established by the general partner of the Borrower during such period for the incremental revenues collected by the Borrower and its Subsidiaries during such period pursuant to a rate increase which revenues are, at such date of determination, subject to possible refund,

          (iii) the amount, if any, by which cash reserves outstanding as of the end of the period that the general partner of the Borrower determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of expenditures of the type referred to in clause (i) above exceeds such cash reserves outstanding at the beginning of such period, plus

          (iv) the amount, if any, by which cash reserves outstanding at the end of the period that the general partner of the Borrower determines in its reasonable discretion to be necessary or appropriate to provide funds for distributions with respect to the four calendar quarters following the end of such period exceeds such cash reserves outstanding at the beginning of such period, plus (d) with respect to Acquired Assets, an amount equal to the cash receipts generated by such Acquired Assets (less actual cash operating expenditures paid with respect to such Acquired Assets) during the four consecutive calendar quarters ending on the date of determination (regardless of the ownership thereof during such period), plus (e) with respect to Newly Constructed Assets, an amount equal to the product obtained by multiplying (i) the cost thereof by
(ii) the interest rate applicable to United States Treasury Bonds with a maturity of 30 years (which interest rate shall be determined as of the applicable date of determination) plus 1%, all as determined on a consolidated basis and after elimination of intercompany items.

     "Consolidated Gross Interest Expense" means, as of the end of any calendar quarter, Consolidated Interest Expense plus the amount of capitalized interest (as determined in accordance with GAAP) of the Borrower and its consolidated Subsidiaries during the same four calendar quarters used to determine Consolidated Interest Expense as of such calendar quarter-end.

     "Consolidated Interest Expense" means, as of the end of any calendar quarter, the interest expense of the Borrower and its consolidated Subsidiaries incurred for the financing of the ordinary course of business operations of the Borrower and its consolidated Subsidiaries during the period of the four most recently completed calendar quarters ending on such calendar quarter ending date (as determined in accordance with GAAP).

     "EBITDA" shall mean, for any period, (a) Net Income for such period plus
(b) depreciation, amortization, interest expense, and income taxes for such period, in each case to the extent deducted in determining Net Income for such period, all as determined on a consolidated basis for the Borrower and its Subsidiaries.

     "GAAP" shall mean generally accepted accounting principles in effect in the United States from time to time.

     "Highest Lawful Rate" means the maximum nonusurious interest rate that may under applicable law be contracted for, charged, received, taken or reserved by Lender in connection with loans made by Lender.

     "Indebtedness" of any Person shall mean (without duplication):

          (a) any indebtedness for borrowed money which such Person has directly or indirectly created, incurred or assumed;

          (b) any indebtedness, whether or not for borrowed money, secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, provided that the amount of such Indebtedness if not so assumed shall in no event be deemed to be greater than the fair market value from time to time (as determined in good faith by such Person) of the property subject to such Lien;

          (c) any indebtedness, whether or not for borrowed money, with respect to which such Person has become directly or indirectly liable and which represents the deferred purchase price (or a portion thereof) or has been incurred to finance the purchase price (or a portion thereof) of any property, service or business acquired by such Person, whether by purchase, consolidation, merger or otherwise, excluding, however, trade accounts payable incurred in the ordinary course of business by the Person whose Indebtedness is being determined;

          (d) any obligations under Capital Leases to the extent such obligations would, in accordance with GAAP, appear on a balance sheet of such Person;

          (e) any indebtedness of the character referred to in clause (a), (b), or (d) of this definition deemed to be extinguished under GAAP but for which such Person remains legally liable; and

          (f) any indebtedness of any other Person of the character referred to in clause (a), (b), (c), (d) or (e) of this definition with respect to which the Person whose Indebtedness is being determined has become liable by way of a Guaranty.

     "Interest Rate Adjustment Date" means the date hereof and the first day of each and every month thereafter prior to the Maturity Date.

     "Interim Capital Transactions" shall mean (a) borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Borrower,
(b) sales of equity interests by the Borrower or capital contributions to the Borrower, and (c) sales or other voluntary or involuntary dispositions of any assets of the Borrower (other than (i) sales or other dispositions of inventory in the ordinary course of business, (ii) sales or other dispositions of other current assets including accounts receivable or (iii) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Borrower.

     "Lien" shall mean, as to any Person, any mortgage, lien (statutory or otherwise), pledge, reservation, right of entry, encroachment, easement, right-of-way, restrictive covenant, license, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset owned or held by such Person, or the signing or filing of a financing statement with respect to any of the foregoing which names such Person as debtor, or the signing of any security agreement with respect to any of the foregoing authorizing any other party as the secured party thereunder to file any financing statement or any other agreement to give or grant any of the foregoing. For the purposes of this Note, a Person shall be deemed to be the owner of any asset which it has placed in trust for the benefit of the holders of Indebtedness of such Person and such trust shall be deemed to be a Lien if such Indebtedness is deemed to be extinguished under GAAP and such Person remains legally liable therefor.

     "Loan Interest Rate" means from the date hereof until the next Interest Rate Adjustment Date 8.75% per annum and thereafter means the lesser of (i) the Highest Lawful Rate, or (ii) the sum of the LIBOR Rate plus the Applicable Margin.

     "LIBOR Rate" means the rate per annum (rounded to 1/16 of 1%) at which dollar deposits approximately equal in principal amount to the entire principal amount of this Note and for a period of one (1) month are offered, as quoted on the display designated as page 4136 on the Telerate Service (or such other display as may replace Page 4136 on the Telerate Service), or such other nationally-recognized rate quoting service selected by Lender.

     "Maturity Date" means September 30, 2013.

     "Net Income" shall mean, for any period, the net earnings income (or loss) after taxes for such period taken as a single accounting period on a consolidated basis for the Borrower and its Subsidiaries determined in accordance with GAAP.

     "Newly Constructed Assets" shall mean, at any date of determination, any pipeline assets and facilities related thereto which are intended to be included in the common carrier rate base of the Borrower and which are then being either constructed by or on behalf of the Borrower or any of its Subsidiaries or if already owned by the Borrower or its Subsidiaries, substantially rehabilitated or enhanced.

     "Person" means any individual, partnership, firm, corporation, association, joint venture, trust or other entity or enterprise, or any governmental or political subdivision or agency, department or instrumentality thereof.

     "Quarterly Certificate" means a certificate signed by an officer of the general partner of Borrower, stating (i) what the Cash Flow/Interest Coverage Pricing Ratio is for the immediately preceding calendar quarter and (ii) that there exists no Event of Default hereunder.

     "Quarterly Reporting Date" means the first day of each January, April, July and November during the term hereof.

     "Subsidiary" shall mean any corporation, association, partnership, joint venture or other business entity at least a majority (by number of votes) of the stock of any class or classes (or equivalent interests) of which is at the time owned by a Person or by one or more Subsidiaries of such Person or by a Person and one or more Subsidiaries of such Person, if the holders of the stock of such class or classes (or equivalent interests) (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or Persons performing similar functions) of such business entity, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of the majority of the directors (or Persons performing similar functions) of such business entity, whether or not the right so to vote exists by reason of the happening of a contingency.

                                   COVENANTS

     During the term hereof, Borrower shall comply with the following covenants:

          (a) Borrower shall deliver to Lender a Quarterly Certificate on each Quarterly Reporting Date.

          (b) Borrower will at all times preserve and keep in full force and effect its partnership existence.

          (c) Borrower will at all times comply with all laws and regulations applicable to it, the failure with which to comply, individually or in the aggregate, would materially adversely affect its business or its operations.

          (d) Borrower will, and will cause each Subsidiary to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits when the same become due and payable, but in any event before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon any of its properties or assets; provided that no such tax, assessment, charge or claim need be paid or reimbursed if being contested in good faith by appropriate proceedings properly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and be adequate in its good faith judgment.

          (e) Borrower will maintain or cause to be maintained in good repair, working order and condition all properties used or useful in its business and that of its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurance companies, on commercially reasonable terms, insurance with respect to its properties and business and the properties and business of its Subsidiaries of the types and in the amounts generally carried by similar businesses in the same industry.

                               DEFAULT; REMEDIES

     It shall be a default hereunder upon the occurrence of any of the following (each an "Event of Default"):

          (a) Borrower shall default in the payment of any amount due hereunder, and such default shall continue for more than five (5) Business Days; or

          (b) Borrower shall fail to comply with any covenant contained herein, and such default shall not have been remedied within thirty (30) days after written notice thereof is received by Borrower; or

          (c) Borrower or any Subsidiary of Borrower (as principal or guarantor or other surety) shall default in the payment of any amount of principal of, or premium or interest on Indebtedness which is outstanding in a principal amount of at least $15,000,000 (other than the Indebtedness governed by this Note); or any event shall occur or condition shall exist in respect of any Indebtedness which is outstanding in a principal amount of at least $15,000,000 (other than the Indebtedness governed by this Note) or of any mortgage, indenture or other agreement relating thereto, the effect of which is to cause (or to permit one or more Persons to cause) such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment, and such default, event or condition shall continue for more than the period of grace, if any, specified therein and shall not have been waived; or

          (d) The filing by or behalf of Borrower or its general partner of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, or dissolution, liquidation, or similar act or law, state or federal, now or hereafter existing ("Bankruptcy Law"), or any action by Borrower or its general partner for, or consent or acquiescence to, the appointment of a receiver, trustee or other custodian of Borrower or its general partner or of all or a substantial part of its property; or the making by Borrower or its general partner of any assignment for the benefit of creditors; or the admission by Borrower or its general partner in writing of its inability to pay its debts as they become due; or

          (e) Any of the following: (i) the filing of any involuntary petition against Borrower or its general partner in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; (ii) any other similar relief shall be granted under any applicable federal or state law; (iii) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over Borrower or its general partner or over all or a part of its property shall have been entered; (iv) the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or its general partner or of all or a substantial part of its property; or (v) the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Borrower or its general partner, and the continuance of any such event described in the foregoing clauses
     (i) -- (v), both inclusive, for 60 consecutive days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged; or

          (f) A final judgment or judgments (which is or are non-appealable or which has not or have not been stayed pending appeal or as to which all rights to appeal have expired or been exhausted) shall be rendered against Borrower for the payment of money in excess of $15,000,000 and the same shall not be discharged or execution thereon stayed pending appeal within 60 days after entry thereof, or, in the event of such a stay, such judgment shall not be discharged within 30 days after such stay expires.

Upon an Event of Default, the principal of this Note and any accrued interest shall become, forthwith, due and payable without presentment, demand, protest or other notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by Borrower.

                                 MISCELLANEOUS

     The principal balance under this Note and any accrued interest thereon may be prepaid in whole or in part at any time without premium or penalty.

     The Borrower and any and all endorsers, guarantors and sureties hereof severally waive grace, demand, presentment for payment, notice of dishonor or default or intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security herefor, in whole or in part, with or without notice, before or after maturity.

     This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas and any applicable laws of the United States of America.

                                          LAKEHEAD PIPE LINE COMPANY, LIMITED
                                          PARTNERSHIP

                                          By: Lakehead Pipe Line Company, Inc.,
                                              its general partner

                                              By:

                                              ----------------------------------
                                              Name: Mark A. Maki
                                              Title: Chief Accountant

                                              By:

                                              ----------------------------------
                                              Name: Scott R. Wilson
                                              Title: Treasurer